Exhibit 99.1

American Lithium Minerals Announces the Appointment of Mr. Timothy Casgrain to the Board of Directors

HENDERSON, NV — (Marketwire — 05/04/10) — American Lithium Minerals, Inc. (OTC.BB: AMLM — News) (www.Americanlithium.com) (the “Company”) announced today the appointment of Mr. Timothy Casgrain to the Board of Directors.

Mr. Casgrain was formerly with the accounting firm of Deloitte & Touche, and is currently Vice-Chairman of Skyservice Investments Inc., a wholly owned Canadian aviation company, and has been involved since 1997.  From 1976 to 2002, he served as Executive Vice President of Brookfield Asset Management and, from 1988 to 1995 he was appointed to NBS Technologies Inc. as President and Chief Executive Officer. Mr. Casgrain was appointed Chair of the CBC/Radio-Canada Board of Directors on April 27, 2007, for a five-year term.

Mr. Casgrain is the Chairman of the Toronto Rehab Foundation as well as the Canadian Sports Hall of Fame.  He is also a Director on the Boards of the Canadian Foundation for Economic Education and Hippy Canada. Born in Montréal, he received a Bachelor of Arts degree from McGill University in 1969. In 1976, he became a member of the Order of Chartered Accountants of Québec.

About American Lithium Minerals

American Lithium Minerals, Inc. is an early stage lithium exploration company engaged in evaluating, developing and acquiring lithium projects, with a focus on the USA. The Company is actively working on the Montezuma Valley, Nevada lithium brine property acquired in 2009 and the development of its newly acquired North and South Borate Hills, projects. With the United States government’s growing interests in domestic production of lithium being such an important component of their green energy plan, it will become more and more advantageous to control significant resources of this particularly important element.

About Lithium

As a result of lithium-ion battery demand for hybrid-electric and electric cars, the increase in demand for lithium carbonate is expected to increase four-fold by 2017. High demand and low supply has already pushed lithium carbonate (Li2CO3) prices to US$6,600.00 per ton. There is currently only one producer of lithium carbonate in the United States, Chemetall’s Clayton Valley Operation. The Great Basin of the United States represents excellent potential for the discovery of new lithium brine deposits and American Lithium Minerals is well positioned for detection with its projects. Lithium is used for batteries, specialty glass, lubricants, pharmaceuticals and lithium alloys. Lithium ion (Li-ion) batteries have become the rechargeable battery of choice in cell phones, computers, hybrid-electric cars and electric cars. GM, Ford, Toyota, Dodge, Chrysler, Mitsubishi, Nissan, Tesla, Saturn and Mercedes-Benz have all announced plans to build Li-ion battery-powered cars. Demand for lithium-powered vehicles is expected to increase fivefold by 2012. The domestic automotive industry must secure a lithium source to supply the next generation of hybrid-electric and electric vehicles. Over 60% of cell phones and 90% of laptops use lithium batteries. The worldwide market for lithium batteries is estimated at over $4 billion per year.

Forward-Looking Statements

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of lithium prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Contact:

Stephen Cook

Vice President/Investor Relations

Tel: 877-717-2656

E-mail: info@americanlithium.com